MGP Ingredients, Inc.
Cray Business Plaza
100 Commercial St., P.O. Box 130
Atchison, Kansas 66002-0130
800.255.0302
www.mgpingredients.com

August 28, 2015

Tom Pigott
1341 Tower
Winnetka, IL 60093

Dear Tom,

We have all enjoyed the opportunity of getting acquainted with you and your extensive industry experience over the last several weeks. MGP is pleased to offer you the position of Vice-President Finance and Chief Financial Officer ("CFO") of MGP Ingredients, Inc. The following information summarizes the terms of our offer.

1. Position. Your title will be Vice-President Finance and Chief Financial Officer ("CFO") of MGP Ingredients, Inc. and you will report to the President and CEO.

2. Compensation. Your compensation will consist of four elements: base salary, a company matching 401(K) contribution limited to 6% of your base salary, a short term incentive plan and a long term incentive plan. In addition, you will receive a restricted stock unit signing bonus (see Section 8) on your first day of employment.

3. Performance Review. Your compensation and performance will be reviewed by the President and CEO on an annual basis in accordance with the Company’s performance evaluation practices.

4. Base Salary. Your initial base salary will be $285,000 per year payable in weekly increments, less the usual deductions for social security, income taxes, insurance premiums and any elected deductions you may care to make under MGP Ingredient’s benefit plans, all of which will be made in accordance with the Company’s current practices.

5. 401(K) Matching Contribution. The Company will match your contribution to the 401(K) plan up to a maximum amount equivalent to 6% of the compensation limit set annually by the IRS.

6. Short Term Incentive (STI). Starting with calendar 2015, your target STI for the attainment of the company’s performance measures for 2015 will be 50% of your base salary. Attaining 150% of target will double your incentive payout. The actual STI award will be at the discretion of the Board of Directors based on the attainment of the company performance measures that define the annual plan (Plan). Short term incentives are typically paid in March of the year following the completion of the annual audit. Your short term incentive compensation for 2015 will be prorated from your actual date of employment.

Below are the 2015 performance metrics established by the Board of Directors.

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	Weighting	Minimum Payout	Target Plan Payout	Maximum Payout
		90%	100%	150%
Operating Profit	70%	$14,667	$16,297	$24,445
ICP Results	10%	$3,240	$3,600	$5,400
MGP Owned Barrel Put Away	20%	9,266	10,296	15,444

7. Long Term Incentive (LTI). By way of sharing long-term growth and success with you as a reward and incentive for promoting and developing the value of the company and by aligning your interest with those of our owners, you will be eligible to participate in the MGP Ingredients stock grant program. Starting with calendar 2015, you will be eligible for an equity award of 40% of your Base salary. Attaining 150% of target will double your incentive payout. There is a “Change of Control” provision in this plan. Your long term incentive compensation for 2015 will be prorated from your actual date of employment.

8. Signing Bonus. To facilitate your decision and provide you with immediate shareholder alignment, the board of directors will, on the first date on which you become employed by the Company, authorize an initial award of restricted stock units equivalent to 6,000 shares subject to three year cliff vesting. There is a “Change of Control” provision in this plan. Assuming a market value of $15.00 per share, this award represents compensation, equivalent to $90,000. The signing bonus is non-recurring.

9. Benefits. You will be eligible to participate in all of MGP Ingredient's medical insurance coverage provided for the benefit for you and your family by group health insurance programs and the existing terms of that program. The Company currently pays 85% of medical and dental premiums. Coverage will commence 90 days from your start date. You will also enjoy a Company paid group life insurance policy and long term disability program. Vacation time will be available to you at the rate of 20 days per year, in accordance with the company's policies for executive officers. All other benefits are outlined in the coworker handbook and a benefit summary will be provided as appropriate under the terms and conditions of those benefits.

10. Relocation. You will relocate your residence to the greater Kansas City area within the next two years. Commuting during that time will be your responsibility. A relocation package, including moving expenses will be tailored to your particular circumstances in accordance with the company relocation policy.

If you decide to purchase a second residence in the greater Kansas City area within the next two years, the following Home Purchase expenses will be eligible for reimbursement:

•	Real estate agent’s commission, provided it does not exceed 6%,

•	Attorney’s fees of up to .5% of sales price, not to exceed $1,000,

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•	Recording and discharge of mortgage fees,

•	Mortgage prepayment fees, if not waived by the lender,

•	Tax on transfer of property levied by state and local taxing jurisdictions (excluding income taxes),

•	Cost of furnishing abstract of title and/or title insurance (lender coverage only)

•	Tax search, and

•	Escrow or conveyance fee, including mortgage transfer fee.
11. Contingency of Offer. The offer of employment to you is contingent upon your (a) satisfactory completion of a post-offer drug and alcohol screen and, (b) completion of a background check.

12. Severance. In the event that MGP Ingredients terminates your employment without cause, MGP Ingredients will pay you 52 weeks (the “Severance Period”) of your then current Base Salary, which payment shall (a) be subject to and reduced by all necessary and required withholdings and deductions, (b) be paid to you in periodic installments in accordance with MGP Ingredient’s regular payroll schedule, and (c) be contingent upon your execution of a mutual release within 30 days following your separation from MGP Ingredients, in a form acceptable to you and MGP Ingredients, through which you will release MGP Ingredients and its affiliates from any and all claims related to your employment with MGP Ingredients.

13. No Existing Agreement Violation. You warrant to MGP Ingredients that you are not aware of any existing agreement between you and any third party that prohibits or restricts your employment by MGP Ingredients. Further, to the extent that you are party to any confidentiality or nondisclosure agreement, you agree to comply with all such agreements and to not use any confidential trade secret information of any third party while employed by MGP Ingredients.

Tom, we look forward to your starting as soon as possible and we are excited about the contribution you can make to MGP Ingredients. We look forward to working with you. Should you have any questions about this letter, please contact me at 913-360-5438 or Dave Rindom at 913-360-5230. Two copies of this letter are enclosed. Please sign both copies and return one to me.

Sincerely,

Gus Griffin
President and CEO

Accepted and agreed to:

/s/ Thomas K. Pigott
Tom Pigott
Date: 9/16/15

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